EX-4.b


                                       JACKSON NATIONAL LIFE
1 Corporate Way                            INSURANCE COMPANY  [Graphic Omitted]
Lansing, Michigan 48951                      A STOCK COMPANY
www.jnl.com
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                SECTION 403(B) TAX SHELTERED ANNUITY ENDORSEMENT

This Endorsement amends the Contract to which it is attached so that it may qualify as a tax-sheltered annuity under Section 403(b) of the Internal Revenue Code ("Code") and the Regulations under that Section. In case of conflict with any provision in the Contract, the provisions of this Endorsement will control. The effective date of this Endorsement is the issue date of the Contract, unless another date is specified below. The Contract is amended as follows:

1.   CONTRACT OWNER.  The Contract Owner must be an organization as described in
     Section 403(b)(1)(A) of the Code or an individual employee or former employee of such an organization for whose benefit the organization has established an annuity program under Code Section 403(b) in connection with which this Contract was purchased. If the Contract Owner is an organization described in Code Section 403(b)(1)(A), the individual employee or former employee for whose benefit the organization has established an annuity program under Code Section 403(b) must be the Annuitant under the Contract. If the Contract Owner is an employee or former employee of an organization described in Code Section 403(b)(1)(A), then such employee or former employee must also be the Annuitant under the Contract.

     Except as otherwise permitted by applicable federal tax law, neither the Owner nor the Annuitant may be changed. All payments made from this Contract while the Annuitant is alive must be made to the Annuitant.

     All distributions made under a joint and survivor Annuity, Income, or Payment Option ("Annuity Option") after the Owner's death and while the joint Annuitant is alive must be made to the joint Annuitant.

2. NONTRANSFERABILITY AND NONFORFEITABILITY. The Contract is established for the exclusive benefit of the Annuitant and his or her beneficiaries. The Annuitant's interest under the Contract is nontransferable (within the meaning of Code section 401(g)) and is nonforfeitable. In particular, except as permitted by federal tax law, the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than Jackson National Life Insurance Company.

     To the extent provided under federal income tax law, these requirements shall not apply in the case of a transfer under the terms of a "qualified domestic relations order" (as defined in Code Section 414(p)).

3. PREMIUM PAYMENTS. Premium payments must be made by an organization described in Code Section 403(b)(1)(A). Exceptions to this: (1) a rollover contribution (as permitted under Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), or 457(e)(16)); or (2) a
     nontaxable transfer from another contract qualifying under Code Section 403(b); or (3) a nontaxable transfer from a custodial account qualifying under Code Section 403(b)(7). All premium payments must be made in cash.

     If premium payments are made pursuant to a salary reduction agreement, the maximum contribution when combined with all other plans, contracts or arrangements may not be more than the amount of the limitation in Code
     Section 402(g), except as permitted under Code Section 414(v) if applicable. Premium payments must not be more than the amount allowed by
     Section 415 and Section 403(b) of the Code, as applicable. To the extent premium payments exceed the amount permitted under Code Sections 402(g), 403(b), 414(v), or 415, the Company may distribute an amount equal to such excess as permitted by applicable federal tax law.

4. REQUIRED DISTRIBUTIONS GENERALLY. The Owner's entire interest in the Contract shall be distributed as required under Code Sections 401(a)(9) and 403(b)(10) and applicable federal income tax regulations. The provisions of this Endorsement reflecting these requirements override any provision of the Contract that is inconsistent with such requirements.

5. REQUIRED BEGINNING DATE. As used in this Endorsement, the term "required beginning date" means April 1 of the calendar year following the calendar year in which the Annuitant attains age 70 1/2, or such later date as provided by law. However, unless the Annuitant's interest in the Contract is on account of his or her participation in a governmental plan (as defined in Code Section 414(d)) or church plan (as defined in Code Section
     416) of the organization described in Section 1 of this Endorsement with respect to the plan year ending in the calendar year in which the Annuitant attains age 70 1/2, the required beginning date is April 1 of the calendar year following the calendar year in which the Annuitant attains age 70 1/2.

6. DISTRIBUTIONS DURING ANNUITANT'S LIFE. Unless otherwise permitted under applicable law, the Annuitant's entire interest in the Contract shall be distributed, or commence to be distributed, no later than the required beginning date over (1) the life of the Annuitant or the lives of the Annuitant and his or her designated Beneficiary (within the meaning of Code
     Section 401(a)(9)); or (2) a period certain not extending beyond the life expectancy of the Annuitant or the joint and last survivor expectancy of the Annuitant and his or her designated Beneficiary.

     If payments under an Annuity Option in the Contract are to be made for a definite or fixed period, said period cannot exceed the period permitted under Q&A-3 of Section 1.401(a)(9)-6 of the Proposed Income Tax Regulations (except as otherwise provided by applicable federal tax law).

     Payments must be made in periodic intervals of no longer than one year. In addition, payments must be non-increasing or may increase only as provided in applicable federal income tax regulations.

     If the Annuitant's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) will be made in accordance with the requirements of Code Section 401(a)(9) and the regulations thereunder, including the incidental death benefit requirements of Code Section 401(a)(9)(G) and the regulations thereunder, including the minimum distribution incidental benefit requirement as required by Code
     Section 403(b)(10).

7. MINIMUM DISTRIBUTION REQUIREMENTS - AFTER DEATH. Unless otherwise permitted under applicable federal tax law, if the Annuitant dies after distribution of his or her interest in the Contract has begun, the remaining portion of such interest (if any) must be distributed to the Beneficiary or to such other person entitled to receive them. The payments must be made at least as rapidly as under the method of distribution in effect at the time of the Annuitant's death.

     Unless otherwise permitted under applicable federal tax law, if the Annuitant dies before distributions have begun, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Annuitant's death unless the designated beneficiary elects to receive the entire interest under (a) or (b), below.

     a) If the interest is payable to an individual who is the Annuitant's designated Beneficiary, the designated Beneficiary may elect to receive: (1) the entire interest over the life of the designated Beneficiary; or (2) over a period not extending beyond the life expectancy of the designated Beneficiary, starting on or before December 31 of the calendar year immediately following the calendar year in which the Annuitant dies; or

     b) If the designated Beneficiary is the Annuitant's surviving spouse, the surviving spouse may elect to receive the entire interest: (1) over the life of the surviving spouse; or (2) over a period not extending beyond the life expectancy of the surviving spouse, starting at any date on or before the later of:

          (i) December 31 of the calendar year immediately following the calendar year in which the Annuitant died; and

          (ii) December 31 of the calendar in which the Annuitant would have attained age 70 1/2.

          If  the  surviving  spouse  dies  before   distributions   begin,  the
          limitations of this Section 7 (without regard to this paragraph (b)) will be applied as if the surviving spouse were the Annuitant.

          An irrevocable election of the method of distribution by a designated Beneficiary who is the surviving spouse must be made no later than the earlier of: (1) December 31 of the calendar year containing the fifth anniversary of the Annuitant's death; or (2) the date distributions are required to begin pursuant to this paragraph (b). If no election is made, the entire interest will be distributed according to the method of distribution in this paragraph (b).

          Distributions under this Section 7 are considered to have begun: (1) if distributions are made because the Annuitant has reached the required beginning date; or (2) if prior to the required beginning date distributions irrevocably commence to the Annuitant over a period allowed and in an annuity form acceptable under IRC Section 401(a)(9) and the regulations thereunder.

8.   LIFE  EXPECTANCY  CALCULATIONS.  Life  expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations, or in other tables specified by federal tax law. Life expectancy will not be recalculated with respect to payments under an Annuity Option. In other situations, life expectancy will not be recalculated, unless otherwise permitted under Code Section 401(a)(9).

9. ANNUITY OPTIONS. Except to the extent applicable federal income tax law allows the Company to offer different Annuity Options that are agreed to by the Company, only the Annuity Payment Options in the Contract will be available. All annuity payments under the Contract must meet the requirements of IRC Sections 401(a)(9) and 403(b)(10). The provisions of the Endorsement reflecting the requirements of these IRC Sections override any annuity payment option that is inconsistent with such requirements.

10. PREMATURE DISTRIBUTION RESTRICTIONS. Any amounts in the Contract attributable to contributions made after December 31, 1988, pursuant to a salary reduction agreement and the earnings on such contributions and on amounts held on December 31, 1988, may not be distributed unless the Annuitant has: (1) reached age 59 1/2; (2) had a severance from employment;
     (3)  died;  (4)  become  disabled  (within  the  meaning  of  Code  Section
     72(m)(7)); or (5) incurred a hardship in accordance with Code Section 403(b)(11) as determined by the organization described in Section 1 of this Endorsement. Amounts allowed to be distributed in the event of hardship shall be limited to actual salary deferral contributions (excluding earnings thereon). Amounts also may be distributed pursuant to a qualified domestic relations order to the extent allowed by applicable federal income tax law.

     Premium payments made by a nontaxable transfer from a custodial account qualifying under Code Section 403(b)(7), or amounts attributable to such an account, and earnings on such amounts, will not, except to the extent otherwise permitted by federal income tax law, be paid or made available before the Annuitant: (1) dies; (2) attains age 59 1/2; (3) had a severance from employment; (4) becomes disabled (within the meaning of Code Section 72(m)(7)); or (5) in the case of such amounts attributable to contributions made pursuant to a salary reduction agreement, encounters financial hardship in accordance with Code Section 403(b)(7) as determined by the organization described in Section 1 of this Endorsement. Any amounts allowed to be paid or made available in the event of financial hardship will be limited to actual salary deferral contributions made under the custodial account (excluding earnings thereon). Amounts may also be distributed due to a qualified domestic relations order to the extent allowed by applicable federal tax law.

11. TAX-FREE DIRECT TRANSFERS. Direct transfers to another contract qualifying under Code Section 403(b) or to a custodial account qualifying under Code
     Section 403(b)(7) may be made only as permitted by applicable law. To the extent provided by federal tax law, amounts subject to distribution restrictions under the Code may only be transferred to such a contract or account with the same or more stringent restrictions. Direct trustee-to-trustee transfers may be made to a defined benefit governmental plan (as defined in Code Section 414(d)) as provided in Code Section 403(b)(13).

12. DIRECT ROLLOVERS. Subject to applicable federal tax law and the terms of the Contract, a distributee may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan named by the distributee in a direct rollover. A distributee, within the meaning of this Section 12, includes the Annuitant. In addition, the Annuitant's surviving spouse and the Annuitant's spouse or former spouse who is the alternative payee under a qualified domestic relations order are distributees within the meaning of this Section 12 with regard to the interest of the spouse or former spouse. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee. However, such eligible rollover distribution does not include: (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated Beneficiary, or for a specified period of ten years or more; (2) any distribution required under Code Section 401(a)(9); (3) the portion of any distribution that is not included in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); (4) any hardship distribution described in Code
     Section 403(b)(11) or 403(b)(7)(A)(ii) made after 1998; and (5) any other amounts designated in published federal income tax guidance.

     An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code
     Section 408(b), or another Code Section 403(b) tax-sheltered annuity, that accepts the distributee's eligible rollover distribution. In the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is only an individual retirement account or individual retirement annuity. A direct rollover is a payment by the Company to the eligible retirement plan specified by the distributee. All eligible rollover distributions shall be made in accordance with the requirements of Code Sections 403(b)(8), 403(b)(10), and 401(a)(31) applicable to tax-sheltered annuity contracts.

     Except as otherwise provided under applicable federal tax law, the following provisions shall apply to distributions after December 31, 2001, for purposes of this Section 12:

     A) MODIFICATION OF DEFINITION OF ELIGIBLE RETIREMENT PLAN. An eligible retirement plan also shall mean an annuity plan described in Code
          Section 403(a), a qualified plan described in Code Section 401(a), and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Contract. The definition of eligible retirement plan also shall apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order.

     B) MODIFICATION OF DEFINITION OF ELIGIBLE ROLLOVER DISTRIBUTION TO EXCLUDE HARDSHIP DISTRIBUTIONS. Any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

     C) MODIFICATION OF DEFINITION OF ELIGIBLE ROLLOVER DISTRIBUTION TO INCLUDE AFTER-TAX EMPLOYEE CONTRIBUTIONS. To the extent permitted by federal tax law, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such after-tax portion may be transferred only to an eligible retirement plan that is permitted by law to accept such contributions. If required by law, the receiving plan must agree to separately account for amounts so transferred, including separately accounting for the portion of the distribution which is includible in gross income and the portion of the distribution which is not so includible.

13. If this Contract is part of a plan which is subject to Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA"), any Contract payments and distributions (whether as income, as proceeds payable at the Annuitant's death, upon partial redemption or full surrender, or otherwise), and any Beneficiary designation, shall be subject to the joint and survivor annuity and pre-retirement survivor annuity requirements of ERISA Section 205.

14. The Company will furnish annual calendar year reports on the status of the Contract.

15. AMENDMENTS. The Company may further amend this Contract from time to time in order to meet any requirements which apply to it under Code Section 403(b) or ERISA.

     Issue  Date  of this  endorsement;  if  different  than  Issue  Date of the
     Contract: _________________________________


                                 SIGNED FOR THE
                                 JACKSON NATIONAL LIFE INSURANCE COMPANY

                                 /S/ THOMAS J. MEYER

                                 SECRETARY

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